Cardiff Oncology to Participate in a Fireside Chat at the William Blair Biotech Focus Conference 2021
SAN DIEGO (July 6, 2021) – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company developing onvansertib to treat cancers with the greatest medical needs for new treatment options, including KRAS-mutated colorectal cancer, pancreatic cancer and castrate-resistant prostate cancer, today announced that Dr. Mark Erlander, chief executive officer of Cardiff Oncology, will participate in a fireside chat and virtual 1x1 investor meetings at the William Blair Biotech Focus Conference 2021 taking place virtually from July 14-15, 2021.
Details on the fireside chat can be found below.

Date:	Thursday, July 15, 2021
Time:	12:00 – 12:45 PM ET
Webcast Link:	https://wsw.com/webcast/blair59/crdf/1913384
A replay of the fireside chat will be available by visiting the "Events" section of the Cardiff Oncology website after its conclusion and will be archived on the Company website for 30 days.
About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival.  We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three clinical programs currently ongoing: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® (bevacizumab) in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castrate-resistant prostate cancer (mCRPC); and a Phase 2 trial of onvansertib in combination with nanoliposomal irinotecan, leucovorin and fluorouracil for the second-line treatment of patients with metastatic pancreatic ductal adenocarcinoma (PDAC). A Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML) completed enrollment in 2020. For more information, please visit https://www.cardiffoncology.com

Cardiff Oncology Contact:
Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:

Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Amy Jobe, Ph.D.
LifeSci Communications
315-879-8192
ajobe@lifescicomms.com

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